Valkyrie ETF Trust II 485BPOS

Exhibit 99.(h)(4)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

CoinShares Bitcoin and Ether ETF

CoinShares Bitcoin Mining ETF